EXHIBIT 5

[LETTERHEAD OF PIPER RUDNICK LLP]

October 5, 2004

RAIT Investment Trust
1818 Market Street, 28th Floor
Philadelphia, Pennsylvania 19103

Re: Registration Statement on Form S-3 (Registration No. 333-103618)

Ladies and Gentlemen:

We serve as special Maryland counsel to RAIT Investment Trust, a Maryland statutory real estate investment trust (the “Trust”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of 2,000,000 preferred shares (the “Shares”) of beneficial interest of the Trust, par value $0.01 per share, designated as 8.375% Series B Cumulative Redeemable Preferred Shares, to be issued and sold pursuant to an Underwriting Agreement dated September 29, 2004, by and among the Trust, RAIT Partnership, L.P., a Delaware limited partnership, and Friedman, Billings, Ramsey & Co., Inc., as a representative of the several underwriters listed in Schedule I of the Underwriting Agreement, which Shares are covered by the above-identified Registration Statement (the “Registration Statement”) filed by the Trust with the Securities and Exchange Commission (the “Commission”) on March 5, 2003. This opinion is being provided at your request in connection with the filing of a Current Report on Form 8-K.

In connection with our representation of the Trust, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement, the base Prospectus dated July 10, 2003, which forms a part of the Registration Statement, and the Prospectus Supplement dated September 29, 2004 (the “Prospectus Supplement”) relating to the Shares, in the forms in which they were filed with the Commission;

2. The Declaration of Trust of the Trust, as amended, corrected and supplemented to date (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Trust (the “Bylaws”), certified as of the date hereof by its Assistant Secretary;

4. Resolutions adopted by the Board of Trustees of the Trust (the “Resolutions”) relating to the registration, sale and issuance of the Shares, certified as of the date hereof by the Assistant Secretary of the Trust;

5. The Underwriting Agreement, certified as of the date hereof by the Assistant Secretary of the Trust;

6. A short-form certificate of the SDAT as to the good standing of the Trust, dated as of the date hereof; and

7. A certificate (the “Officer’s Certificate”) executed by Milly Cashman, Assistant Secretary of the Trust, and dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Trust) is duly authorized to do so.

3. Each of the parties (other than the Trust) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The issuance of the Shares by the Trust will not cause any person to violate any restriction or limitation on transfer or ownership of shares of beneficial interest contained in Article VII of the Declaration of Trust.

6. Appropriate certificates representing the Shares will be executed and delivered upon issuance and sale of any Shares, and will comply with the Declaration of Trust, the Bylaws and applicable law.

7. The Underwriting Agreement is a valid and legally binding contract.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Trust is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and, when issued and delivered pursuant to the terms of the Resolutions, the Declaration of Trust, the Underwriting Agreement and all applicable laws, and upon receipt by the Trust of the consideration for the Shares as described in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of the name of our firm under the heading “Legal Matters” in the Prospectus Supplement relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

PIPER RUDNICK LLP

/s/ Piper Rudnick LLP